Exhibit 4.3

AMENDMENT TO SYNCHRONICITY AGREEMENTS

This AMENDMENT TO SYNCHRONICITY AGREEMENTS, dated as of November 8, 2005 (this “Amendment”), is by and between MatrixOne, Inc., a Delaware corporation (“MatrixOne”), and James Furnivall, as the Representative (the “Representative”) for the Holders (as defined in the Registration Rights Agreement referenced below).

WHEREAS, MatrixOne and the Representative are parties to that certain Registration Rights Agreement, dated as of August 4, 2004 (the “Registration Rights Agreement”), entered into in connection with that certain Agreement and Plan of Merger, dated as of June 4, 2004 (the “Merger Agreement”), by and among MatrixOne, MatrixOne International, Inc., InSync Merger Corporation, Synchronicity Software, Inc. (“Synchronicity”), the noteholders and certain stockholders of Synchronicity and the Representative; and

WHEREAS, MatrixOne, the Representative, Equiserve Trust Company, N.A. (the “Exchange Agent”) and U.S. Bank National Association (the “Escrow Agent”) are parties to that certain Payment, Exchange and Escrow Agreement, dated as of August 4, 2004 (the “Escrow Agreement”), entered into in connection with the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Termination of Representations. As of the Effective Time (as defined below), all representations and warranties of Synchronicity, the Noteholders, the Signing Stockholders and MatrixOne contained in the Merger Agreement shall terminate and the indemnification obligations of the Noteholders and Stockholders (as defined in the Merger Agreement) and MatrixOne shall be terminated and have no further force nor effect.

2. Termination of Sale Limitations. As of the Effective Time, the restrictions on dispositions of the Shares (as defined in the Registration Rights Agreement) contained in Section 2.6 of the Registration Rights Agreement shall terminate.

3. Termination of Registration Rights. As of the Effective Time, the obligation of MatrixOne to prepare, file, cause to become effective and maintain the effectiveness of the Registration Statement (as defined in the Registration Rights Agreement) shall terminate, and Sections 2.1 through 2.3 of the Registration Rights Agreement shall terminate; provided, however, in the event that MatrixOne fails to file any required reports under Section 13(a) or 15(d) of the Exchange Act (as defined in the Registration Rights Agreement) from the Effective Time through December 9, 2005, Sections 2.1 through 2.3 shall become effective immediately upon such failure, MatrixOne shall file a registration statement for the resale of Shares that have not been sold by the Holders and the “Effectiveness Period” shall automatically be amended to mean the date which is two months after the effective date of such registration statement.

4. Ratification of Agreements. Except and to the extent expressly modified hereby, the Merger Agreement, the Escrow Agreement and the Registration Rights Agreement are hereby ratified and confirmed.

5. Fees and Expenses. Upon execution of this Amendment by all parties, MatrixOne shall pay up to $5,000 of the legal fees and expenses of Goodwin Procter LLP, special counsel to the Representative within 30 days after receipt of a detailed invoice.

6. Effective Time. This Amendment shall become effective upon MatrixOne’s filing with the SEC of its Quarterly Report on Form 10-Q for the quarter ended April 2, 2005 and its Annual Report on Form 10-K for the year ended July 2, 2005 (the “Effective Time”).

MATRIXONE, INC.

By: /s/ Gary D. Hall

Title: CFO

REPRESENTATIVE

/s/ James Furnivall

James Furnivall, solely in his

capacity as Representative

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